KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2013 SECOND QUARTER RESULTS

•	2013 second quarter earnings per share were $1.11 compared with $.85 earned in the 2012 second quarter

•	2013 second quarter included a credit of $.07 per share from reducing United's three-year earnout contingent liability

•	2013 second quarter included an estimated $.03 per share negative impact from high water and lock closure delays

•	2013 third quarter earnings per share guidance is $1.05 to $1.15 compared with $.95 earned in the 2012 third quarter

•	2013 year earnings per share guidance revised to $4.15 to $4.35 compared with $3.73 earned in 2012

Houston, Texas (July 24, 2013) – Kirby Corporation ("Kirby") (NYSE:KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2013 of $63.1 million, or $1.11 per share, compared with $47.6 million, or $.85 per share, for the 2012 second quarter.  Consolidated revenues for the 2013 second quarter were $563.9 million compared with $511.8 million reported for the 2012 second quarter.

Kirby's 2013 second quarter results included a $6.1 million before taxes, or $.07 per share, credit reducing the fair value of the contingent earnout liability associated with the acquisition of United Holdings LLC ("United") in April 2011.  In addition, the 2013 second quarter included an estimated $.03 per share negative impact from high water on the Mississippi and Illinois Rivers throughout the quarter, and the closure of the Algiers Lock, a major lock on the Gulf Intracoastal Waterway near New Orleans.

Joe Pyne, Kirby's Chairman and Chief Executive Officer, commented, "Our second quarter results benefited from continued strong demand and favorable pricing in our inland and coastal marine transportation markets.  We were also able to manage through the high water and lock closure issues with only an estimated $.03 per share negative impact.  Our land-based diesel engine services market remained weak.  However, there are signs the cycle has bottomed."

Kirby reported net earnings attributable to Kirby for the 2013 first six months of $119.7 million, or $2.10 per share, compared with $98.5 million, or $1.76 per share, for the first six months of 2012.  Consolidated revenues for the 2013 first six months were $1.12 billion compared with $1.08 billion for the first six months of 2012.

Segment Results – Marine Transportation
Marine transportation revenues for the 2013 second quarter were $423.9 million compared with $342.2 million for the 2012 second quarter.  Operating income for the 2013 second quarter was $97.6 million compared with $71.7 million for the 2012 second quarter.

The inland marine transportation markets remained strong with fleet utilization in the 90% to 95% range and continued favorable pricing trends.  High water on the Mississippi and Illinois Rivers throughout the quarter resulted in increased transit times and additional horsepower requirements.  In addition, the closure of the Algiers Lock due to structural damage during the entire second quarter created heavy congestion and multi-day delays in the New Orleans area, and also resulted in delays at the Bayou Sorrels and Port Allen Locks.

The coastal marine transportation markets also remained strong with fleet utilization in the 90% range compared with 75% for the second quarter of 2012, leading to higher term and spot contract pricing.  The higher utilization resulted from increased demand for crude oil and gas condensate movements and expansion of the coastal customer base to include inland's major customers with coastal requirements. As anticipated, the second quarter was negatively impacted by a heavy fleet maintenance schedule, and resulting lost revenue days and higher expenditures.

The marine transportation operating margin for the 2013 second quarter was 23.0% compared with 21.0% for the second quarter of 2012.  The 2013 second quarter margin reflected the overall strong inland and coastal demand and equipment utilization, and higher term and spot contract pricing, partially offset by the negative impact of the high water and lock issues and higher maintenance impact of the coastal fleet.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2013 second quarter were $140.0 million compared with $169.7 million for the 2012 second quarter.  Operating income for the 2013 second quarter was $14.9 million, including a $6.1 million credit to the United contingent earnout liability, compared with operating income of $15.1 million for the 2012 second quarter.

The decline in revenue primarily reflected a continued weakness in demand for the manufacture of pressure pumping units, and lower sales and service of land-based engines, transmissions and parts.  The market for the remanufacturing of older pressure pumping units remained steady.  The marine diesel engine services market benefited from large service projects for inland and coastal customers, as well as service work for international drilling rigs.

The diesel engine services operating margin was 10.7% for the 2013 second quarter, including the positive impact of the $6.1 million credit to the contingent earnout liability, compared with 8.9% for the 2012 second quarter.

Cash Generation
Cash flow remained strong during the 2013 first six months, with EBITDA of $288.9 million compared with $242.8 million for the 2012 first six months.  The cash flow was used in part to fund capital expenditures of $168.2 million, including $106.3 million for new inland tank barge and towboat construction, $12.3 million for progress payments on the construction of two offshore dry-bulk barge and tug units completed during the 2013 second quarter, and $49.6 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of June 30, 2013 was $1.02 billion and Kirby's debt-to-capitalization ratio was 35.7%.

Outlook
Commenting on the 2013 third quarter and full year market outlook and guidance, Mr. Pyne said, "Our earnings guidance for the 2013 third quarter is $1.05 to $1.15 per share compared with $.95 per share reported for the 2012 third quarter.  For the 2013 year, we are raising our guidance to $4.15 to $4.35 to reflect the net effect of the earnout credit and the impact of the high water and lock issues.  This compares with $3.73 per share for the 2012 year. Our third quarter guidance range reflects continued strong demand across all inland marine transportation markets, 90% to 95% utilization levels, and favorable pricing trends.  We anticipate continued improvement in our coastal marine transportation markets, 90% utilization levels, and improving pricing trends.  For our diesel engine services segment, we continue to believe we are at the bottom of the cycle in our land-based market and should begin to see some improvement later this year or early 2014.  Our guidance assumes our marine diesel and power generation sectors will remain consistent with the 2013 first half."

Mr. Pyne continued, "Our 2013 capital spending guidance range is currently $230 to $240 million, including approximately $135 million for the construction of 68 inland tank barges and three inland towboats, and approximately $12 million in progress payments on the construction of two offshore articulated dry-bulk barge and tugboat units placed in service in the 2013 second quarter.  The balance of $83 to $93 million is primarily capital upgrades and improvements to existing inland and coastal marine equipment. The increase from the previous capital spending guidance range of $190 to $200 million is primarily related to new construction contracts signed in the 2013 second quarter for 52 inland tank barges to be delivered beginning in the 2013 fourth quarter and into the 2014 first half, plus additional capital upgrades to our existing marine transportation fleet, principally the coastal fleet."

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 25, 2013, to discuss the 2013 second quarter performance as well as the outlook for the 2013 third quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader's name is Steve Holcomb.  The confirmation number is 35242862.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 25, through 5:00 p.m. central time on Friday, August 23, 2013 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby's website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2012 year and quarters are available at Kirby's website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management's reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation's largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, refined petroleum products, black oil and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2013	2012	2013	2012
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$423,868	$342,195	$842,386	$678,152
Diesel engine services	140,040	169,653	280,307	400,631
	563,908	511,848	1,122,693	1,078,783
Costs and expenses:
Costs of sales and operating expenses	369,587	345,916	738,861	730,275
Selling, general and administrative	40,938	43,199	85,094	96,299
Taxes, other than on income	4,397	3,907	8,875	7,821
Depreciation and amortization	40,271	35,197	81,267	71,671
Gain on disposition of assets	(537)	(69)	(505)	(41)
	454,656	428,150	913,592	906,025
Operating income	109,252	83,698	209,101	172,758
Other income.	101	30	176	179
Interest expense	(7,219)	(5,901)	(15,207)	(11,741)
Earnings before taxes on income	102,134	77,827	194,070	161,196
Provision for taxes on income	(38,342)	(29,392)	(72,726)	(60,882)
Net earnings	63,792	48,435	121,344	100,314
Less: Net earnings attributable to noncontrolling interests	(699)	(884)	(1,673)	(1,819)

Net earnings attributable to Kirby	$63,093	$47,551	$119,671	$98,495

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.11	$.85	$2.11	$1.76
Diluted	$1.11	$.85	$2.10	$1.76
Common stock outstanding (in thousands):
Basic	56,339	55,428	56,305	55,403
Diluted	56,529	55,640	56,493	55,638

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$63,093	$47,551	$119,671	$98,495
Interest expense	7,219	5,901	15,207	11,741
Provision for taxes on income	38,342	29,392	72,726	60,882
Depreciation and amortization	40,271	35,197	81,267	71,671
	$148,925	$118,041	$288,871	$242,789

Capital expenditures	$97,018	$91,979	$168,175	$153,846

			June 30,
			2013	2012
			(unaudited, $ in thousands)
Long-term debt, including current portion			$1,021,240	$799,532
Total equity			$1,836,160	$1,561,230
Debt to capitalization ratio			35.7%	33.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)

Marine transportation revenues	$423,868	$342,195	$842,386	$678,152

Costs and expenses:
Costs of sales and operating expenses	259,332	210,466	518,561	413,873
Selling, general and administrative	26,439	24,886	55,415	53,405
Taxes, other than on income	3,928	3,433	7,838	6,885
Depreciation and amortization	36,606	31,680	73,756	63,769
	326,305	270,465	655,570	537,932

Operating income	$97,563	$71,730	$186,816	$140,220

Operating margins	23.0%	21.0%	22.2%	20.7%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)

Diesel engine services revenues	$140,040	$169,653	$280,307	$400,631

Costs and expenses:
Costs of sales and operating expenses	110,255	135,450	220,300	316,402
Selling, general and administrative	11,669	15,860	24,434	38,254
Taxes, other than income	457	462	1,009	912
Depreciation and amortization	2,727	2,763	5,610	6,391
	125,108	154,535	251,353	361,959

Operating income	$14,932	$15,118	$28,954	$38,672

Operating margins	10.7%	8.9%	10.3%	9.7%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)

General corporate expenses	$3,780	$3,219	$7,174	$6,175

Gain on disposition of assets	$537	$69	$505	$41

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2013	2012	2013	2012

Inland Performance Measurements:
Ton Miles (in millions) (2)	2,969	3,194	5,981	6,476
Revenue/Ton Mile (cents/tm) (3)	9.7	8.3	9.5	8.2
Towboats operated (average) (4)	262	239	259	240
Delay Days (5)	2,520	1,164	4,569	3,635
Average cost per gallon of fuel consumed	$3.22	$3.35	$3.24	$3.26

Barges (active):
Inland tank barges			863	818
Coastal tank barges			79	57
Offshore dry-cargo barges			8	4
Barrel capacities (in millions):
Inland tank barges			17.3	16.4
Coastal tank barges			6.2	3.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby's incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby's credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby's GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Second quarter 2013 inland marine transportation revenues of $288,749,000 divided by 2,969,000,000 inland marine transportation ton miles = 9.7 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.